Registrant Name:                The Emerging Markets
				Telecommunications Fund, Inc.
SEC File Number:                811-6562
CIK Number:                     0000884042


						     Shares
			 Trade      Selling        Purchased
Issuer                   Date       Broker

China Telecom            10/16/97   Goldman Sachs    30,200
Telecom (Hong Kong) Ltd.

Price
Per Share                Fund       Percent of     Syndicate
(U.S.$)                  Assets     Issue (1)      Member

$30.50                   0.66%      0.03%          C/S First Boston




(`) Represents purchase by the affiliated fund, The Emerging Markets
      Telecommunications Fund, Inc.; may not exceed the greater of 25% of the principal amount of the offering.